Exhibit 10.5
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (the “Agreement”) is entered into by and between Avigal Soreq (the “Executive”) and DELEK US HOLDINGS, INC. (the “Company”), effective as of the date the Executive begins employment with the Company (the “Effective Date”), which date will occur in June 2022. The Executive and the Company, in return for the mutual promises set forth herein, agree as follows:
1.Term.
(a)Term. The term of this Agreement (the “Term”) shall commence upon the Effective Date and expire on June 12, 2026 unless terminated earlier as provided for herein.
2.Scope of Employment. During the Term, the Company shall employ Executive and Executive shall render services to the Company as its President and Chief Executive Officer, Delek US Holdings and in such other capacities and positions as may be established by the Company from time to time. Executive will report to the Company’s Board of Directors (the “Board”). In addition, to the extent appointed by the board of directors of Delek Logistics GP, LLC, Executive will render services to Delek Logistics Partners, LP (“DKL”) as its President. During the Term, Executive may also serve as Chief Executive Officer of any subsidiary of the Company. Executive shall devote Executive’s full business time and best efforts to the successful functioning of the Company’s business and shall faithfully and industriously perform all duties pertaining to Executive’s position, including such additional duties as may be assigned from time to time, to the best of Executive’s ability, experience and talent; provided, however, that Executive may engage in passive personal investments subject to the Company’s investment policies, Executive may pursue charitable or civic activities, participate in industry association and trade groups, and serve as an executor, trustee or in other similar fiduciary capacities; provided that any such activities do not interfere with the performance of his responsibilities and obligations pursuant to this Agreement as determined in the discretion of the Board and subject to Executive’s reporting of such activities to the Board in the manner determined by the Company. In the event Executive desires to serve on the board of directors of any entity or otherwise serve in a fiduciary capacity with respect to any person, prior written approval of such service must be obtained from the Nominating and Corporate Governance Committee of the Company’s Board and such service may continue in the discretion of the Company’s Nominating and Corporate Governance Committee. Executive shall be subject at all times during the Term hereof to the direction and control of the Board in respect of the work to be done in his capacity as President and Chief Executive Officer.
3.Compensation.
(a)Base Compensation. During the Term and effective as of the Effective Date, Executive’s annualized base salary (the “Base Compensation”) shall be (i) the Base Salary specified in the “Terms of Employment” (attached hereto as “Exhibit A”), (ii) subject to all appropriate federal and state withholding taxes and (iii) payable at the same times and under the same conditions as salaries are paid to the Company’s other employees in accordance with the normal payroll practices of the Company. The Base Compensation shall be reviewed and may be adjusted from time to time following the Effective Date by the Company’s Board (or any applicable committee thereof) in its sole discretion applied consistent with this Section 3(a). If the Base Compensation is adjusted after the Effective Date, the

Exhibit 10.5
Base Compensation defined above shall also be adjusted for all purposes of this Agreement.
(b)Annual Bonus. Executive will be eligible to participate in the Company’s annual cash incentive plan with a target annual incentive bonus for service during each fiscal year that will be equal to a stated percentage of Executive’s Base Compensation as specified in the Terms of Employment (the “Target Bonus”) and that will be subject to the achievement of performance measures and objectives as established by the Board (or any applicable committee thereof) in its sole and reasonable discretion from time to time and payable in cash (the “Annual Bonus”). The Annual Bonus is typically paid in the first fiscal quarter of the year following the applicable bonus year.
(c)Long-Term Incentive Compensation. Executive shall be eligible to participate in the Company’s long-term incentive plans that may be in effect from time to time for the Company and its subsidiaries (collectively the “Plans”). Program design, including, without limitation, performance measures and weighting, is at the sole discretion of the Board or other applicable committee (or, if applicable, the Board or applicable committee of Delek Logistics Partners, LP (“DKL”). Executive acknowledges that Executive may be granted awards under Plans that are not subject to the control of the Board (or any applicable committee thereof) including, without limitation, equity plans of DKL. If so, the obligations of the Board (or any applicable committee thereof) hereunder including, without limitation, any obligation to accelerate the vesting of any such award, shall be fully discharged so long as the Board (or any applicable committee thereof) uses reasonable efforts to ensure that such obligations are met by the applicable board of directors or committee thereof.
4.Fringe Benefits / Reimbursement of Business Expenses.
(a)General Employee Benefits. The Company shall make available to Executive, or cause to be made available to Executive, throughout the period of Executive’s employment hereunder, such benefits as may be put into effect from time to time by the Company generally for other senior executives of the Company. The Company expressly reserves the right to modify such benefits available to Executive at any time provided that such modifications apply to other similarly situated employees.
(b)Business Expenses. Executive will be reimbursed for all reasonable out-of-pocket business, business entertainment and travel expenses paid by Executive in connection with the performance of Executive’s duties for the Company, in accordance with and subject to Section 20(c) and all applicable Company expense incurrence and reimbursement policies.
(c)Other Benefits. During the Term, the Company will pay Executive’s reasonable costs of professional tax and financial counseling, provided that, the cost of each such benefit does not exceed $25,000 in any calendar year. Perquisites and other personal benefits that are not integrally and directly related to the performance of Executive’s duties and confer a direct or indirect benefit upon Executive that has a personal aspect may, in the Company’s sole discretion, be recorded as taxable compensation to Executive and disclosed in public filings according to SEC regulations.

Exhibit 10.5
5.Vacation Time / Sick Leave. Executive will be granted 25 business days of vacation per calendar year. Unused vacation will accrue and carry over into a new calendar year during the Term and the amount attributed to accrued and unused vacation will be paid to Executive upon the termination of employment. Executive will be provided with sick leave according to the Company’s standard policies.
6.Compliance with Company Policies. Executive shall comply with and abide by all applicable policies and directives of the Company and its subsidiaries including, without limitation, the Codes of Business Conduct & Ethics for the Company and its subsidiaries, the Supplemental Insider Trading Policies for the Company and its subsidiaries and any applicable employee handbooks or manuals. The Company and its subsidiaries may, in their sole discretion, change, modify or adopt new policies and directives affecting Executive’s employment which shall be provided to Executive in writing and shall not be on a basis more burdensome than applicable to other officers or otherwise require any additional financial commitment from Executive. Executive acknowledges that the Company and its subsidiary, DKL, are currently subject to SEC reporting requirements pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the continued listing requirements of the New York Stock Exchange or any other securities exchange on which the securities of the Company may be listed from time to time for public trading (collectively, a “Securities Market”), and other federal securities laws and regulations applicable to publicly traded companies in the United States. As an employee, officer or director of the Company or as an officer or director of DKL, Executive will, in such capacities, be required to comply with applicable federal securities laws and regulations (including, without limitation, the reporting requirements under Exchange Act Section 16(a) and related SEC rules and regulations), Securities Market listing requirements as well as certain policies of the Company and its subsidiaries designed to comply with such laws and regulations.
7.Confidentiality. Executive recognizes that during the course of Executive’s employment, Executive will be exposed to information or ideas of a confidential or proprietary nature that pertain to Company’s business, financial, legal, marketing, administrative, personnel, technical or other functions or which constitute trade secrets (including, without limitation, business strategy, strategic plans, investment and growth plans and opportunities, client and customer needs and strategies, the identity of sources and markets, marketing information and strategies, business and financial plans and strategies, methods of doing business, data processing and technical systems, specifications, designs, plans, drawings, software, data, prototypes, programs and practices, sales history, financial health or material non-public information as defined under federal securities law) (collectively “Confidential Information”). Confidential Information also includes such information of third parties that has been provided to Company in confidence, and Confidential Information includes such information provided to Executive both before and after the date he enters into this Agreement. All such information is deemed “confidential” or “proprietary” whether or not it is so marked. Information will not be considered Confidential Information to the extent that it is or becomes generally available to the public other than through any breach of this Agreement by or at the discretion of Executive. Nothing in this Section will prohibit the use or disclosure by Executive of knowledge that is in general use in the industry or general business knowledge that was known to Executive prior to Executive’s service to the Company or which enters the public domain other than through any breach of this Agreement by or at the discretion of Executive. Executive may also disclose such information if required by court order or applicable law provided that Executive (a) uses Executive’s reasonable best efforts to give the Company written notice as far in advance as is practicable to allow the Company to seek a protective order or other appropriate remedy (except to the extent that Executive’s compliance with the foregoing would cause Executive to violate a court order or other

Exhibit 10.5
legal requirement), (b) discloses only such information as is required by law, and (c) uses Executive’s reasonable best efforts to obtain confidential treatment for any Confidential Information so disclosed. During Executive’s employment and for so long as the Confidential Information remains confidential or proprietary thereafter, Executive shall hold Confidential Information in strict confidence, shall use it only in connection with the performance of Executive’s duties on behalf of the Company, shall restrict its disclosure to those directors, employees or independent contractors of the Company with a need to know such Confidential Information, and shall not disclose, copy or use Confidential Information for the benefit of anyone other than the Company without the Company’s prior written consent. However, nothing in this Agreement shall prohibit Executive from reporting possible violations of law to any governmental agency or entity in accordance with applicable whistleblower protection provisions including, without limitation, the rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or require Executive to notify the Company (or obtain its prior approval) of any such reporting. Executive shall, at any time, upon Company’s request and at Company’s sole discretion or immediately upon Executive’s separation from employment, return to the Company and certify in a form satisfactory to the Company, the destruction of any and all written or electronic documents or data containing Confidential Information in Executive’s possession, custody or control. Further, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. For the avoidance of doubt, Executive shall not retain any copy, in any form of any Confidential Information following such request or separation.
8.Restrictive Covenants.
(a)Non-Competition.
(i)In consideration of the Confidential Information provided to Executive and the other benefits provided to him pursuant to this Agreement, Executive agrees that, if his employment ends during the Term, then, during the Non-Compete Period (as defined below), he will not, without the prior written consent of the Company, conduct any business in or provide services with respect to or provide services with respect to the Territory (as defined below) by becoming an employee, officer, director, independent contractor, consultant, shareholder or partner of, or assist in any other capacity, a Competitor (as defined below). The terms of this Section 8(a) shall not apply to the passive ownership by Executive of less than 5% of a class of equity securities of an entity, which securities are publicly traded on any national securities exchange.
(ii)For any termination except for a termination by the Company for Cause, the “Non-Compete Period” shall commence upon the date that notice of termination of employment is delivered or deemed delivered under the notice provisions of this Agreement, and continue until the first anniversary of such date, it being acknowledged and agreed that the Non-Compete Period may commence to run, or even completely run, during a period of time during which Executive remains employed by the Company

Exhibit 10.5
(assuming that he continues to be so employed after the delivery of such notice of termination). In the event of a termination by the Company for Cause, the Non-Compete Period shall commence upon the date that Executive’s employment with the Company ends.
(iii)For purposes of this Section 8(a), a “Competitor” means a member of the peer group of companies set forth in the most recently filed Annual Reports on Form 10-K of the Company or Delek Logistics Partners, LP.
(iv)For purposes of Section 8(a), the “Territory” shall mean the following geographic areas as of the commencement of the Non-Compete Period (A) any state (or, in the case of Louisiana, any parishes set forth on Exhibit B), province or foreign analogue in which petroleum and biodiesel refining facilities of the Company are located, (B) any state (or, in the case of Louisiana, any parishes set forth on Exhibit B), province or foreign analogue in which owned wholesale refined products distribution facilities of the Company are located and (C) a 50 mile radius from any of the Company’s retail fuel and/or convenience merchandise facilities.
(b)Non-Interference with Commercial Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive will not, directly or indirectly, either as an individual or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity whatsoever approach or solicit any customer or vendor of Company for the purpose of causing, directly or indirectly, any such customer or vendor to cease doing business with the Company or its affiliates, nor will Executive engage in any other activity that interferes or could reasonably be expected to interfere in any material way with the commercial relationships between the Company and its affiliates and such customers or vendors. The foregoing covenant shall be in addition to any other covenants or agreements to which Executive may be subject.
(c)Non-Interference with Employment Relationships. During Executive’s employment with the Company, and for a period of one year thereafter, Executive shall not, without the Company’s prior written consent, directly or indirectly: (i) induce or attempt to induce any Company employee to terminate his/her employment with the Company; or (ii) interfere with or disrupt the Company’s relationship with any of its employees or independent contractors. The foregoing does not prohibit Executive (personally or as an employee, officer, director, shareholder, partner, equity participant, sole proprietor, independent contractor, consultant or in any other capacity) from hiring or employing an individual that contacts Executive on his/her own initiative without any direct or indirect solicitation by Executive other than customary forms of general solicitation such as newspaper advertisements or internet postings.
(d)It is understood and agreed that the scope of each of the covenants contained in this Section 8 is reasonable as to time, area, and persons and is necessary to protect the legitimate business interests of the Company. It is further agreed that such covenants will be regarded as divisible and will be operative as to time, area and persons to the extent that they may be so operative.
9.Copyright, Inventions, Patents. The Company shall have all right, title and interest to all intellectual property (including, without limitation, graphic designs, copyrights, trademarks and patents) created by Executive during the course of Executive’s

Exhibit 10.5
employment with the Company. Executive hereby assigns to Company all copyright ownership and rights to any work product developed by Executive or at Executive’s discretion and reduced to practice for or on behalf of the Company or which relate to the Company’s business during the course of the employment relationship. At the Company’s expense and for a period beginning on the Effective Date and continuing for three years following the termination of Executive’s employment, Executive shall use Executive’s reasonable best efforts to assist or support the Company to obtain, maintain, and assert its rights in such intellectual property and work product including, without limitation, the giving of evidence in suits and proceedings, and the furnishing and/or assigning of all documentation and other materials relative to the Company’s intellectual property rights.
10.Termination of Employment.
(a)Termination by Company for Cause. The Company may immediately terminate this Agreement and/or Executive’s employment at any time for Cause (as defined below). Upon any such termination, the Company shall be under no further obligation to Executive hereunder except as otherwise required by law, and the Company will reserve all further rights and remedies available to it at law or in equity.
(b)Termination by Executive for Good Reason. Within 30 calendar days after Executive becomes (or should have become) aware of the occurrence of a Good Reason (as defined below) during the Term, Executive may terminate this Agreement (and Executive’s employment hereunder) by providing 30 calendar days’ advance written notice of termination and provided that the condition remains uncured through the end of such 30-day period. After such 30-day period, Executive shall either resign Executive’s employment immediately or, if Executive continues in employment beyond such 30-day period, Executive shall have irrevocably waived and released any right to resign for Good Reason based upon the circumstances identified in Executive’s advance notice of termination. In the event of any such termination, if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(f) of this Agreement), Executive shall be entitled to the separation benefits under Section 10(c) as if the Company had terminated Executive’s employment without Cause. This provision shall not apply if Executive is terminated by reason of death or Disability (as defined below).
(c)Termination At-Will by Company. The Company may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If the termination occurs during the Term and is other than for Cause and if Executive timely executes and does not revoke the Separation Release (as that term is defined in Section 10(f) of this Agreement) provided to Executive at the time of Executive’s separation, Executive shall be entitled to the following (in addition to all accrued compensation and benefits, including payment of accrued and unused vacation, through the date of termination): (i) the Separation Payment, (ii) the costs of continuing family health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for 18 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (iii) the Post-Employment Annual Bonus and (iv) Accelerated Vesting upon termination. This provision shall not apply if Executive is terminated by reason of death or Disability.

Exhibit 10.5
(d)Termination At-Will by Executive. Executive may terminate this Agreement (and Executive’s employment hereunder) at any time and for any reason. If Executive terminates this Agreement and Executive’s employment hereunder during the Term (other than due to Executive’s death or Disability), Executive must provide the Company with advance written notice of termination of no less than three months (the “Required Notice”).
(i)If Executive terminates Executive’s employment during the Term other than for a Good Reason and provides at least three months’ advance written notice of termination (even if the Required Notice is less than three months), If Executive timely executes and does not revoke the Separation Release, in a form to be determined by the Company and provided to Executive at the time of Executive’s separation and Executive fully complies with the ongoing obligations of Section 8 (above), Executive shall be entitled to receive (in addition to all accrued compensation and benefits, including payment of accrued and unused vacation, through the date of termination) a single lump sum payment equal to fifty percent (50%) of Executive’s annualized Base Compensation at the time the notice of termination is delivered, subject to all appropriate federal and state withholding taxes, and the costs of continuing family health insurance coverage under COBRA for 12 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive. This Section 10(d)(i) shall not apply if Executive is terminated by reason of death or Disability.
(ii)If Executive (A) terminates Executive’s employment during the Term other than for a Good Reason without providing the Required Notice or (B) fails to render services to the Company in a diligent and good faith manner after the delivery of the Required Notice and continues or repeats such failure after receiving written notice of such failure, Executive shall receive compensation only in the manner stated in Section 10(a) and the Company may immediately terminate Executive’s employment, which termination shall not be deemed a termination without Cause under Section 10(c). This Section 10(d)(ii) shall not apply if Executive is terminated by reason of death or Disability.
(e)Accelerated Termination After Notice. Nothing herein shall limit the Company’s right to terminate this Agreement and/or Executive’s employment after the Company receives notice of termination from Executive, which termination shall not be deemed a termination without Cause under Section 10(c). However, if the Company receives the Required Notice from Executive and then terminates this Agreement and/or Executive’s employment for any reason other than for Cause or under Section 10(d)(ii), Executive’s employment shall terminate on (and post-employment provisions of Sections 7, 8(b), 8(c) and 9 shall be effective from) the date on which the Company terminates Executive’s employment, but Executive shall be entitled to a single lump sum payment of the amount of such compensation, bonuses, vesting and other benefits as if Executive’s termination had been effective on the earlier of (i) the termination date specified in Executive’s notice of termination or (ii) three months following Executive’s notice of termination.
(f)Separation Release. Notwithstanding anything to the contrary, but subject to Executive’s compliance with the ongoing obligations of Section 8 (above), and

Exhibit 10.5
any applicable six-month delay required by Section 18 hereof and Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”), if a payment is otherwise payable to Executive hereunder upon Executive’s termination of employment, such payment shall be payable in cash to Executive on the Company’s first payroll date that is on or after the 60th day following Executive’s “separation from service” (within the meaning of Section 409A) (or such later date as may be required by law). However, Executive’s right to receive the Separation Payment, and any other separation benefits provided by Section 10(c) or Section 10(d) shall be conditioned upon (i) Executive’s execution and delivery to the Company of a Separation Release (and the expiration of any statutorily mandated revocation period without Executive revoking the Separation Release) within the time provided by the Company to do so and (ii) Executive’s continued compliance with this Agreement, including Sections 7 and 8, and any other restrictive covenants to which Executive is bound. If Executive fails to timely execute and deliver the Separation Release or if Executive timely revokes Executive’s acceptance of the Separation Release thereafter (if such revocation is permitted), Executive shall not be entitled to the Separation Payment or any other separation benefits and shall repay any Separation Payment or other separation benefits received. If the foregoing consideration and revocation periods begin in one taxable year and end in a second taxable year, payment will be made in the second taxable year.
(g)Termination upon Disability or Death. In the event that Executive’s employment ceases due to Executive’s death or Disability, Executive shall be entitled to the following (in addition to all accrued compensation and benefits through the date of termination): (i) the costs of continuing family health insurance coverage under COBRA for 12 months following termination of employment, provided, that the Company may, in its sole discretion, (A) pay such amounts directly to the applicable provider or (B) pay an equivalent amount directly to Executive, (ii) the Post-Employment Annual Bonus and (iii) Accelerated Vesting upon termination.
(h)Definitions. The following terms shall have the following meanings as used in this Agreement:
(i)“Accelerated Vesting” means the vesting of all unvested equity awards granted to Executive under the Plans such that (A) performance awards will become vested on a prorated basis through the termination of employment, based on actual results evaluated after the close of the applicable performance period and payable in a lump sum at the same time as performance awards are paid to executives of the Company generally and (B) full value equity awards (e.g., restricted stock, restricted stock units and phantom units) and appreciation equity awards (e.g., non-qualified stock options and stock appreciation rights) will vest only to the extent that such awards that would have vested if Executive’s employment had continued during a period equal to the lesser of six months following termination of employment or the balance of the Term.
(ii)“Cause” means Executive’s: (A) fraud, gross negligence, willful misconduct involving the Company or its affiliates, willful breach of a fiduciary duty, including, without limitation, Section 7 hereof, owed to the Company or its affiliates, or any violation of the Company’s policies against discrimination or harassment; (B) conviction of, or plea of nolo contendere to, a felony or crime involving moral turpitude; or (C)

Exhibit 10.5
deliberate and continual refusal to perform Executive’s duties in any material respect on substantially a full-time basis or to act in accordance with any specific and lawful instruction of the Board provided that Executive has been given written notice of such conduct and such conduct is not cured within 30 days thereafter.
(iii)“Good Reason” means (A) the Company materially breaches this Agreement (it being acknowledged that any failure to pay any significant compensation or benefits at the times due under this Agreement shall be deemed a material breach), (B) the Company significantly reduces the scope of Executive’s duties under Section 2; provided, however, that any change to Executive’s duties with respect to DKL will not constitute Good Reason, (C) the Company reduces Executive’s target total compensation opportunity (including Base Compensation, Target Bonus opportunity, and target annual long-term incentive opportunity) from the level in effect for fiscal year 2022 under Section 3 and Exhibit A other than as part of a compensation reduction plan generally applicable to other similar senior executive employees, or (D) the Company requires Executive to relocate to any location that increases his commuting distance by more than 50 miles.
(iv)“Release Expiration Date” shall mean the date of the expiration of any and all waiting and revocation periods in the Separation Release.
(v)“Disability” means the inability of Executive to perform the customary duties of Executive’s employment or other service with the Company or its affiliates by reason of a physical or mental incapacity or illness that is expected to result in death or to be of indefinite duration, as determined by a duly licensed physician selected by the Company.
(vi)“Post-Employment Annual Bonus” shall mean the Annual Bonus to which Executive would have otherwise been entitled if Executive’s employment had continued through the end of the bonus year based upon the actual performance of the Company, prorated for the period of actual employment during the bonus year, and paid at the same time annual bonuses are paid to senior executives of the Company pursuant to the Company’s annual bonus programs, but not later than March 15 of the year following the year in which Executive’s termination of employment occurs.
(vii)“Separation Release” means a general release of claims against the Company (and its subsidiaries and affiliates) in a form reasonably satisfactory to the Company that pertains to all claims related to Executive’s employment and the termination of Executive’s employment and that contains appropriate anti-disparagement and continuing confidentiality covenants.
(viii)“Separation Payment” shall mean an amount equal to (A) two multiplied by (B) the sum of (1) Executive’s then current Base Compensation and (2) Executive’s Target Bonus as in effect immediately before any notice of termination. The Separation Payment shall be payable in a cash lump sum pursuant to Section 10(f). Executive shall have no responsibility for mitigating the amount of any payment provided for herein by seeking

Exhibit 10.5
other employment or otherwise, and any such payment will not be reduced in the event such other employment is obtained.
11.Change in Control.
(a)In the event of a change in control of the Company pursuant to which the Executive is paid and receives benefits pursuant to the Change in Control Severance Agreement between Executive and the Company (or any of its affiliates), any severance payments and benefits payable or made available to the Executive will be paid or made available pursuant to the Change in Control Severance Agreement and not this Agreement. In no event is the Executive entitled to duplicative payments or benefits under the Change in Control Severance Agreement and this Agreement.
(b)Anything in this Agreement to the contrary notwithstanding, if it shall be determined that any payment or distribution by the Company or its affiliates to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in any other plan, arrangement or agreement providing for a payment or benefit, the payments under this Agreement shall be reduced in the order specified below. to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (a) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (b) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The payments and benefits under this Agreement shall be reduced in the following order: (i) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A of the Code; (ii) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code; (iii) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to any acceleration of vesting and payments with respect to any equity award that are exempt from Section 409A of the Code; and (iv) reduction of any payments attributable to any acceleration of vesting or payments with respect to any equity award that are exempt from Section 409A of the Code, in each case beginning with payments that would otherwise be made last in time.
12.Survival of Terms. The provisions of Sections 7, 8(b), 8(c), 9, 10 and 11 shall survive the termination or expiration of this Agreement and will continue in effect following the

Exhibit 10.5
termination of Executive’s employment for the periods described therein. The provisions of Section 8(a) shall survive the termination (but not the expiration) of this Agreement.
13.Assignment. This Agreement shall not be assignable by either party without the written consent of the other party (which will not be unreasonably withheld) except that the Company may assign this Agreement to a subsidiary, affiliate or, subject to the terms of this Section 13, a third-party successor of the Company.
14.No Inducement / Agreement Voluntary. Executive represents that (a) Executive has not been pressured, misled, or induced to enter into this Agreement based upon any representation by Company or its agents not contained herein, (b) Executive has entered into this Agreement voluntarily, after having the opportunity to consult with legal counsel and other advisors of Executive’s own choosing, and (c) Executive’s assent is freely given.
15.Interpretation. Any Section, phrase or other provision of this Agreement that is determined by a court, arbitrator or arbitration panel of competent jurisdiction to be unreasonable or in conflict with any applicable statute or rule, shall be deemed, if possible, to be modified or altered so that it is not unreasonable or in conflict or, if that is not possible, then it shall be deemed omitted from this Agreement. The invalidity of any portion of this Agreement shall not affect the validity of the remaining portions. Unless expressly stated to the contrary, all references to “days” in this Agreement shall mean calendar days.
16.Prior Agreements / Amendments. This Agreement (a) represents the entire agreement between the parties in relation to the employment of Executive by the Company on, and subsequent to, the Effective Date and (b) revokes and supersedes all prior agreements pertaining to the subject matter herein, whether written and oral. In entering into this Agreement, Executive expressly acknowledges and agrees that Executive has received all sums and compensation that Executive has been owed, is owed or ever could be owed for services provided to the Company through the date that Executive signs this Agreement except for the payment of any unpaid base salary earned in the Company’s pay period that includes the Effective Date. Notwithstanding anything else herein, Executive acknowledges that any other agreements between Employee and the Company and any of its Affiliates that create obligations for Employee with respect to confidentiality, nondisclosure, non-competition or non-solicitation shall remain in full force and effect. This Agreement shall not be subject to modification or amendment by any oral representation, or any written statement by either party, except for a dated writing signed by Executive and the Company.
17.Notices. All notices of any kind to be delivered in connection with this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by nationally-recognized overnight courier (e.g., FedEx, UPS, DHL, etc.) or by registered or certified mail, return receipt requested and postage prepaid, addressed to the Company at 7102 Commerce Way, Brentwood, Tennessee 37027, Attn: General Counsel, to Executive at Executive’s then-existing payroll address, or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section. Any such notice or communication shall be deemed to have been received: (a) if by personal delivery or nationally-recognized overnight courier, on the date of such delivery; and (b) if by registered or certified mail, on the third postal service day following the date postmarked.
18.Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee without giving effect to its principles of conflicts of

Exhibit 10.5
law. The state and federal courts for Davidson County, Tennessee shall be the exclusive venue for any litigation based in significant part upon this Agreement.
19.Mediation / Arbitration.
(a)Any dispute concerning a legally cognizable claim arising out of this Agreement or in connection with the employment of Executive by Company, including, without limitation, claims of breach of contract, fraud, unlawful termination, discrimination, harassment, retaliation, defamation, tortious infliction of emotional distress, unfair competition, arbitrability and conversion (collectively a “Legal Dispute”) shall be resolved according to the following protocol:
(i)The parties shall first submit the Legal Dispute to mediation under the auspices of the American Arbitration Association (“AAA”) and pursuant to the mediation rules and procedures promulgated by the AAA. The Company shall pay the expenses associated with the mediation.
(ii)In the event mediation is unsuccessful in fully resolving the Legal Dispute, binding arbitration shall be the method of final resolution. The parties expressly waive their rights to bring action against one another in a court of law except as expressly provided herein. In addition to remedies at law, the parties acknowledge that failure to comply with this provision shall entitle the non-breaching party to injunctive relief to enjoin the actions of the breaching party. Any Legal Dispute submitted to Arbitration shall be under the auspices of the AAA and pursuant to the “National Rules for the Resolution of Employment Disputes,” or any similar identified rules promulgated at such time the Legal Dispute is submitted for resolution. All mediation and arbitration hearings shall take place in either Davidson or Williamson County, Tennessee. The Company shall pay the filing expenses associated with the arbitration. All other expenses and fees associated with the arbitration shall be determined in accordance with the AAA rules.
(b)Notice of submission of any Legal Dispute to mediation shall be provided no later than one year following the date the submitting party became aware, or should have become aware of, the conduct constituting the alleged claims. Failure to do so shall result in the irrevocable waiver of the claim made in the Legal Dispute.
(c)Notwithstanding that mediation and arbitration are established as the exclusive procedures for resolution of any Legal Dispute, (i) either party may apply to an appropriate judicial or administrative forum for injunctive relief and (ii) claims by Company arising in connection with Sections 7, 8 and/or 9 may be brought in any court of competent jurisdiction.
(d)With respect to any breach or attempted breach of Sections 7, 8 and/or 9 of this Agreement, each party acknowledges that a remedy at law will be inadequate, agrees that the Company will be entitled to specific performance and injunctive and other equitable relief and agrees not to use as a defense that any party has an adequate remedy at law. This Agreement shall be enforceable in a court of equity, or other tribunal with jurisdiction, by a decree of specific performance, and appropriate injunctive relief may be applied for and granted in connection herewith. Such remedy shall not be exclusive and shall be in addition to any other remedies now or hereafter existing at law or in equity, by statute or otherwise. No delay or omission in exercising any right or remedy set forth in this Agreement

Exhibit 10.5
shall operate as a waiver thereof or of any other right or remedy and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right or remedy.
20.Section 409A.
(a)It is intended that each installment of the payments provided under this Agreement, if any, is a separate “payment” for purposes of Section 409A and the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations 1.409A-1(b)(4), 1.409A-1(b)(9)(iii) and 1.409A-1(b)(9)(v). Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”
(b)Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date Executive’s employment with the Company terminates or at such other time that the Company determines to be relevant, Executive is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company and (ii) that any payments to be provided to Executive pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) with the Company, or, if earlier, the date of Executive’s death. Any payments delayed pursuant to this Section shall be made in a lump sum on the first business day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), or, if earlier, the date of Executive’s death.
(c)In addition, to the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.

Exhibit 10.5
(d)For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion.
(e)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
(f)This Agreement is intended to comply with the applicable requirements under Section 409A, as modified from time to time, including exceptions and exemptions provided for therein (the “409A Requirements”). Accordingly, this Agreement shall be administered, construed and interpreted in a manner to comply with the 409A Requirements. Specifically, and without limiting the foregoing, if any terms set forth in this Agreement are considered to be ambiguous, such terms shall be administered, construed and interpreted in a manner to comply with the 409A Requirements.
[Remainder of Page Intentionally Blank;
Signature Page Follows]

Exhibit 10.5
In witness whereof, the parties have executed this Agreement as of the date set forth above.

COMPANY: DELEK US HOLDINGS, INC.    EXECUTIVE:

/s/ Jared Serff        /s/ Avigal Soreq
By: Jared Serff        Avigal Soreq
Title: Executive Vice President

/s/ Denise McWatters
By: Denise McWatters
Title: EVP, General Counsel

Exhibit 10.5
EXHIBIT A
Avigal Soreq
Terms of Employment,
Exhibit A to Executive Employment Agreement

Title:	President and Chief Executive Officer, Delek US Holdings, LLC; President, Delek Logistics Partners, LP, if and following appointment to such position

Base Salary:	$800,000 annually to be paid out (bi-weekly)
Annual Bonus:
Executive will be eligible for an annual bonus at target of 140% of your Base Salary. The annual bonus percent may range from 0x to 2x based off of company performance.

The annual bonus will be based on 60% Company’s financial (EPS) and 40% non-financial metrics (HSE & Refinery Utilization and Availability)

Executive will be eligible for a full year bonus (AIP for 2022 based on actual attainment of above metrics.

Long-Term Incentive (Equity Plan):
Executive will be eligible for the company’s long-term incentive plan, which would consist of annual grants, which at target would be equal to $3,000,000 split 50% time based Restricted Stock Units and 50% Performance Based Restricted Stock Units.

Time Based RSU Award Vesting: Quarterly over 3 years
•Grant Date: 3/10/2022 - ($1,500,000)
    o    $1,000,000 DK RSU
    o    $500,000 DKL RSU

PRSUs Performance Period and Vesting Schedule:
•Performance Metric: Relative TSR (Total Shareholder Return)
•Performance Period: Per Below Schedule
•Grant Date: TBD
    o    Performance Period: 1/1/2022 - 12/31/2022 ($375,000)
•0-200% Attainment
•Grant Date: TBD
    o    Performance Period: 1/1/2022 - 12/31/2023 ($375,000)
•0-200% Attainment
•Grant Date: TBD
    o    Performance Period: 1/1/2022 - 12/31/2024 ($750,000)
•0-200% Attainment

Relocation Allowance:	See Attached International Executive Relocation Policy
Vacation:	5 weeks of accrued vacation (Unused vacation carryover) (Prorated for 2022))
Medical, Dental, 401K and Other Benefits:	See attached benefits guide
Covenants:	Customary non-compete, non-solicit and confidentiality as applicable.
Severance:	Refer to Executive Employment Agreement terms for details
Location: Contract Term:	Brentwood, TN as specified in Executive Employment Agreement
Effective Date:	Executive will be provided with company car. All applicable taxes will be applied.
Start Date:	The date in June 2022 on which Executive begins employment with the Company

Exhibit 10.5
EXHIBIT B
St. Landry Parish

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